EXHIBIT 10.16

THE LA-Z-BOY INCORPORATED

PERFORMANCE COMPENSATION RETIREMENT PLAN

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LA-Z-BOY INCORPORATED
PERFORMANCE COMPENSATION RETIREMENT PLAN

WHEREAS, La-Z-Boy Incorporated, a Michigan corporation, deems it desirable to adopt this Performance Compensation Retirement Plan (the “Plan”) for a select group of key management or highly compensated employees; and

WHEREAS, this Plan is an unfunded arrangement and is intended to be exempt from Parts 2, 3, and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

NOW, THEREFORE, La-Z-Boy Incorporated hereby adopts the Plan for the benefit of a select group of employees, effective as provided herein, as follows:

ARTICLE I
DEFINITIONS

Section 1.1             “Account” means the bookkeeping account established for each Participant as provided in Section 5.1 hereof.

Section 1.2             “Administrator” means the individual, committee, or entity designated to administer the Plan as determined by the Employer pursuant to Section 10.1, and shall meet the requirements of Code Section 162(m) where required for deductibility purposes according to that Code Section.

Section 1.3             “Board” means the Board of Directors of the Employer.

Section 1.4              “Code” means the Internal Revenue Code of 1986, as amended, and, where applicable, the corresponding Treasury Regulations and applicable guidance.

Section 1.5             “Effective Date” means April 27, 2013, which is the date that this Plan became effective on a prospective basis.

Section 1.6             “Employee” means any person employed by the Employer or by a Participating Employer as a common-law W-2 employee regardless of any subsequent classification (or re-classification) by the government or other party, unless such subsequent classification (or re-classification) is done solely by the Employer (or by a Participating Employer, as applicable), at its discretion, and then on a subsequent basis unless otherwise implemented by the Employer (or by a Participating Employer, as applicable).

Section 1.7             “Employer” means La-Z-Boy Incorporated.

Section 1.8             “Executive Management Employee” means an employee with a salary grade of H or higher (or the equivalent if the Employer redesigns the structure of its employee classification system).

Section 1.9             “Executive Officer” means an Employee defined as such by the rules of the Securities and Exchange Commission.

Section 1.10          “Key Employee” means a “specified employee” as determined in accordance with (including measurement of the applicable effective time periods) Code Section 409A.

Section 1.11          “Participant” means an Employee who meets the requirements set forth in Section 2.l.

Section 1.12          “Participating Employer” means an entity that is in the same controlled group (as that term is used in Code Section 414) as the Employer and has adopted this Plan by resolution of its board of directors (or other governing body) with the approval of the Board by its separate resolution.

Section 1.13           “Plan” means this La-Z-Boy Incorporated Performance Compensation Retirement Plan, which will use the calendar year as its plan year.

Section 1.14           “Separation from Service” means an Employee’s cessation of the performance of services for La-Z-Boy Incorporated and all of its related entities deemed to be under common control by Code Section 409A (including death as provided by Code Section 409A), and, further, a “Separation from Service” shall not be deemed to have occurred for purposes of this Plan unless all of the relevant circumstances constituting the Employee’s “Separation from Service” within the meaning of Code Section 409A have been met.

Section 1.15          “Year of Vesting Service” means a calendar year (including all years of an Employee's service and including calendar years before the Effective Date) where an Employee has been credited with 1,000 or more hours of service for the Employer or a Participating Employer.

ARTICLE II
PARTICIPATION

Section 2.1             Participation.  The following Employees shall become Participants in this Plan as follows:

(a)            All Executive Officers of the Employer will become Participants on the date that they achieve that position (and all Executive Officers of the Employer on the Effective Date shall participate as of that date);

(b)            All Executive Management Employees of the Employer will become Participants on the date that they achieve that position (and all Executive Management Employees of the Employer on the Effective Date shall participate as of that date); and

(c)            Any other key management or highly compensated Employee of the Employer (or of a Participating Employer) will become Participants as determined in the discretion of the Employer upon a designation as such by resolution of the Compensation Committee of the Board.
The Administrator, if it chooses, may keep, in its administration records, a list of Participants on a schedule similar to that of Schedule A to this Plan.  Notwithstanding the above, an Employee who first meets the participation requirements described above on a day other than the first day of the Employer’s fiscal year may not begin participation in the Plan until the beginning of the following fiscal year.

Section 2.2             Loss of Participant Status.  A Participant who ceases to be a Participant shall not be allocated any contribution units for any period in which he or she is not a Participant on the last day of the performance period, as defined in Schedule B.

ARTICLE III
CONTRIBUTION UNITS

Section 3.1             Contribution Credits.  The Employer may make bookkeeping credits to a Participant’s Account of one or more contribution units in amounts as provided by Schedule B.  For purposes of this Plan, one contribution unit, one incremental unit of earnings or losses, and one bookkeeping credit shall each be equivalent to one U.S. dollar upon distribution.

Section 3.2             Earnings Credits.  On a monthly basis, the Administrator will provide earnings credits to each Participant’s Account based on the yield for 20-year AA Corporate bonds as published on Yahoo Finance (or a similar service if unavailable) as determined during the final month of the prior fiscal year.  Other than as provided in Section 6.1, no such interest credits, as set forth in this Section 3.2, will apply to a Participant’s Account subsequent to the Participant’s Separation from Service.  This earnings crediting device is a notional mechanism and there is no requirement in this Plan for the Employer to purchase any such bond or other investment product, and no such asset will be deemed to be owned or provided to any Participant.

Section 3.3           Erroneous Credits.  In the event that the Administrator determines that any contribution credits have been made to the Account of any Participant(s) based on a contribution formula that took into account any erroneous financial statements or other financial errors or misstatements (regardless of whether caused by that Participant), those Account(s) shall be reduced by an amount (of both credits and tracked interest on those credits), as determined by the Administrator, that properly reflects the errors with a result that all credits (including tracked interest credits) in any Account, at any time, shall exist as a result of complete and accurate financial information.

ARTICLE IV
VESTING

No Participant shall become vested in the Participant’s Account to any degree until the Participant is at least 55 years old and the sum of the Participant’s age and credited Years of Vesting Service equals or exceeds 65; at that point, the Participant shall be fully vested in the Account.  Notwithstanding anything to the contrary contained herein:

(a)            A Participant shall forfeit any unvested portion of the Account upon Separation from Service with the Employer for any reason (including death, disability, retirement, etc.); and

(b)            Any vesting applicable to any Participant’s Account in this Plan is subject to Sections 6.1 and the potential reduction in distributions resulting from the formulaic limitations.

ARTICLE V
ACCOUNTS

Section 5.1             Accounts.  The Administrator shall establish and maintain a bookkeeping Account in the name of each Participant that shall include bookkeeping entries for the contributions, credits and adjustments made pursuant to the terms of this Plan.

Section 5.2            Adjustments.  The Administrator shall adjust the amounts credited to each Participant’s Account to reflect all appropriate adjustments, including adjustments for contribution units, distributions, expenses, and other appropriate adjustments determined in the sole discretion of the Administrator.

ARTICLE VI
DISTRIBUTIONS

Section 6.1            Account Distributions and Limitations.

(a)           Subject to Section 6.1(c), below, the vested portion of a Participant’s Account balance shall be distributed in equal monthly distributions for a period of 5, 10 or 20 years, as selected by the Participant (and consistent with Section 6.1(c), below), beginning on the first day of the month immediately following 40 days after Separation from Service (subject to the remaining terms of this Plan) and on the first of each month thereafter until the expiration of the distribution period.  Subject to Section 6.1(b), below, the amount of each distribution shall be determined in accordance with the following formula.

Where

i =	the monthly equivalent of the bond yield for 20-year AA Corporate bonds as published by Yahoo Finance (or a similar service if unavailable) as determined as of the end of the month of the Participant’s Separation from Service; and
n =	60, 120 or 240, respectively, depending on the choice of a 5-, 10-, or 20-year payment period selected by the participant.

In no event will a Participant ever be permitted to designate the taxable year of any payment.

(b)            Notwithstanding Section 6.1(a), if the Monthly Payment Amount computed according to Section 6.1(a) for a 20-year payout period would exceed 65% of the monthly average of the Participant’s total cash compensation (inclusive of bonus and salary deferrals, in all plans sponsored by the Employer and/or a Participating Employer) earned during the Participant’s final three complete fiscal years of service with the Employer or a Participating Employer, all as determined at the time of Separation from Service (the “Cap Amount”), the Account balance will be reduced to an amount sufficient to reduce the Monthly Payment Amount for such 20-year period to the Cap Amount.  The Participant’s Monthly Payment Amount for the selected payout period would be recomputed based on that reduced Account balance.  For the avoidance of doubt, any reductions to payout amounts (or corresponding Account balances) required by this Section 6.1(b) will constitute permanent reductions and will not result in any benefit for any Participant or beneficiary, at any time, regardless of any vested status.

(c)            Any elections regarding 5, 10, or 20-year distribution periods (as referenced in Section 6.1(a) above) must be irrevocably made within 60 days of the Participant’s initial participation in the Plan for those Participants participating as of April 28, 2013, which will apply to any contribution credits (and related future earnings credits) made for the performance period ending April 26, 2014.  There will be an additional similar election period during the first 60 days of the performance period beginning on April 27, 2014, for all Participants as of that date, which will apply to all contribution credits (and related future earnings credits) made for that performance period and for all future performance periods.  All Participants with subsequent initial participation dates may make an election within 60 days of that Participant’s initial participation in the Plan, which will apply to any contribution credits (and future earnings credits) made for all performance periods (including future performance periods) for that Participant.  If a valid election is not made during these prescribed times, a Participant’s distribution period will be a 20-year period, as described herein.

For purposes of this Section 6.1(c), only elections made by Participants on forms provided by the Administrator, in accordance with procedures set forth by the Administrator, consistent with the terms of this Plan, and compliant with Code Section 409A will be accepted and implemented by the Administrator.  For these purposes, performance periods must be at least 12 months long, a Participant must perform services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the election is made, and the election cannot be made after the compensation has become “readily ascertainable,” as provided in Code Section 409A.  In addition to the above elections, and if permitted according to the Administrator’s procedures and without violating Code Section 409A (including any applicable plan aggregation rules), a Participant may make an election to re-defer a distribution from the Plan (in accordance with procedures used by the Administrator and Code Section 409A) as long as (i) the election does not take effect until at least 12 months after it is made, and (ii) the new distribution date is five or more years from the date the first amount related to that installment set was scheduled to be distributed, considering that installment distributions under this Plan will be treated as a single payment for this purpose.  If such a re-deferral election is made, the Account balance will continue to be credited with notional earnings as provided in Section 3.2 from the Separation from Service until the formula and limitations in Section 6.1(a) and (b) are applied immediately prior to the distribution.  Only one re-deferral election (if otherwise permitted under this Plan) may be used for any initial deferral election.

(d)            Notwithstanding the preceding provisions of this Section 6.1 or anything to the contrary in this Plan:

(i)          If a Participant is a Key Employee at the time of a Participant’s Separation from Service (other than due to death), then the distributions payable to that Participant under this Plan, if any, and any other separation benefits payments that may be considered deferred compensation under Code Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to the Participant on or within the six-month period following such Separation from Service will accrue during such six-month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six months and one (1) day after such Separation from Service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if a Participant dies following the Participant’s Separation from Service but prior to the six-month anniversary of the Participant’s Separation from Service, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) in accordance with Article VII and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(ii)          If a distribution would otherwise be made as required by this Plan, it will be delayed, consistent with Code Section 409A, to the extent that the Employer (or Participating Employer as the case may be, and as applicable) reasonably anticipates that if the distribution were made as scheduled, the Employer’s (or Participating Employer’s as the case may be, and as applicable and permitted) deduction with respect to such distribution would not be permitted due to the application of Code Section 162(m); provided, that (A) the distribution is made during the Participant’s first taxable year in which the Employer (or Participating Employer as the case may be) reasonably anticipates, or should reasonably anticipate, that if the distribution is made during such year, the deduction of such distribution will not be barred by application of Code Section 162(m), and (B) where any scheduled distribution to a Participant in the Employer’s (or Participating Employer’s as the case may be) taxable year is delayed in accordance with this Section 6.1(d)(ii), all scheduled payments to that Participant that could be delayed in accordance with this Section 6.1(d)(ii) are also delayed.

Section 6.2             Withholding and Return of Distributions.

(a)            To the extent required by applicable law, the Employer (or Participating Employer, as applicable) shall withhold from payments made pursuant to this Plan or a Participant’s wages, as applicable, any amounts required to be remitted to the Federal, state, or local governments (including foreign taxes to foreign governments) as taxes with respect to that Participant’s distribution.  Participants shall be responsible for complying with all tax laws applicable to them.

(b)            To the extent that the Administrator determines, in its discretion, that any distribution has been made in excess of the correct amount as required by this Plan and its formula (regardless of whether the excess distribution results from mathematical error, data collection error, the Participant’s or another employee’s contributory error or otherwise), the Administrator shall seek collection of the excess distributions and any person or entity in possession of the excess amounts shall be required to remit those excess distributions to the Administrator.  If the Administrator’s collection efforts do not result in a return of the excess distributions, the Administrator may offset any applicable future distributions accordingly in its discretion.

ARTICLE VII
BENEFICIARIES

Section 7.1            Beneficiaries.  Each Participant may from time to time designate one or more persons or entities as the beneficiary of the Participant’s benefit, as provided for herein and related to the Participant’s Account in the event that the Participant is employed on the applicable vesting date, but deceased at the time of any distribution payment.  Such designation shall be made on a form prescribed by the Administrator, and any distributions to any beneficiary(ies) will be made in one lump sum payment.  The relevant distribution date for this lump sum payment will be the next regularly scheduled distribution date that would have otherwise applied to the Participant, and the amount of this lump sum payment will be measured by the sum of the remaining distributions as calculated as of the date of the Participant’s death (as adjusted for any applicable limitations and Account balance reductions provided in Section 6.1).  If a distribution has not been made to a beneficiary and that beneficiary does not survive the Participant, or is otherwise unavailable to receive payment, the remaining beneficiaries shall succeed to that beneficiary’s share on a pro rata basis based on the designated percentages.  If no beneficiary is validly designated or available to receive a distribution, then the amounts payable under this Plan shall be paid to the Participant’s surviving spouse, if any, and, if none, then to the Participant’s estate.  If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form or unless otherwise provided by applicable law.  Unless clearly indicated otherwise on the appropriate form, a designation in favor of a spouse shall be deemed revoked upon a divorce.

Section 7.2             Lost Beneficiary.

(a)            All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been distributed.

(b)            If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited.  Any such presumption of death shall be final, conclusive, and binding on all parties.

ARTICLE VIII
FUNDING

This Plan constitutes a mere unsecured promise by the Employer to make benefit payments in the future, but only if certain events occur as provided herein.  Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, any beneficiaries or any other person.  Any assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors.  It is the express intention of the parties hereto that this arrangement be exempt from ERISA to the extent possible, and, if it shall ever be determined otherwise, then this arrangement shall be, and shall remain, unfunded for tax purposes and for purposes of Title I of ERISA.  Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer, including in the event the Employer becomes insolvent.

ARTICLE IX
CLAIMS ADMINISTRATION

Section 9.1             General.

(a)            If a Participant or beneficiary, as applicable, disagrees with any action taken by the Employer or the Administrator regarding the Participant’s interest herein, the Participant or beneficiary, as applicable, may make a claim regarding such interest which shall be written and personally delivered or mailed, certified mail, return receipt requested, to La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162, Attention: Administrator of The La-Z-Boy Incorporated Performance Compensation Retirement Plan.

(b)            The claim referred to in this Section 9.1 shall state the Participant’s, and beneficiary’s, if applicable, name and address, the specific basis for the claim, and any additional materials that the claimant desires to present.  The Administrator will promptly review the claim and if the claim is wholly or partially denied, will furnish the claimant with a notice of its decision within 90 days after its receipt of the claim. The written notice will provide the following information:

(i)            the specific reason or reasons for denial;

(ii)            specific reference to the reason(s) or provision(s) of the Plan upon which the denial is based;

(iii)            a description of any material or information necessary to perfect the claim and an explanation why such material or information is necessary; and

(iv)            a copy of the Plan’s claim review procedure.

If notice is not received within the 90-day period, the claimant shall consider the claim to be denied.

Section 9.2             Claim Review.  The claimant may request review of the denial within 60 days after the denial of the claim.  The written request must state with specificity the reasons for requesting review, may contain issues and comments, and may further state why the claimant believes that the Administrator’s decision was incorrect.

Section 9.3            Hearing.  The claimant may make a request to the Administrator for a hearing.  The Administrator, in its sole discretion, may, but is not required to, convene a hearing to consider matters raised in the application.  If a hearing is granted, the claimant is entitled to be represented by legal counsel or other duly authorized representative, to request, at the claimant’s expense, the presence of a court reporter for the taking of a transcript of the hearing, and to cross-examine the witnesses.  Not later than 60 days after receipt by the Administrator, a decision will be made, unless special circumstances apply (and the claimant is given written notice during such period), in which case a decision will be made as soon as possible, but not later than 120 days after receipt of the application for review.  The decision on the application will be in writing and will include reasons for the decision with specific references to the pertinent reason(s) or provision(s) of the Plan on which the decision is based. The decision of the Administrator shall be final and binding 60 days after denial of the claim, or upon the claimant’s receipt of the Administrator’s decision on the application for review.

ARTICLE X
GENERAL PROVISIONS

Section 10.1          Administrator.

(a)            The Employer may appoint an Administrator, which may be an individual, a committee, or an entity to administer the Plan at the direction the Board.  If no such appointment is made, the Compensation Committee of the Board shall be the Administrator, and the Administrator may delegate some or all of its duties.

(b)            The Administrator is expressly empowered to interpret the Plan, determine all questions arising in the administration, interpretation, and application of the Plan, employ actuaries, accountants, legal counsel, and other persons or entities it deems necessary in connection with the administration of the Plan, request any information from the Employer it deems necessary, and to take all other necessary and proper actions to fulfill its duties as Administrator.

(c)            The Administrator shall not be liable for any actions by it hereunder, except as required by law.

(d)            A Participant (or the appropriate beneficiary where applicable) is entitled to request additional copies of the Account balance up to 2 times per year, but any other information (financial, corporate or otherwise) will only be disclosed in the Plan Administrator’s discretion.

Section 10.2         No Assignment.  Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant (or beneficiary), whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement, or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law or permitted by this Plan.  Except as otherwise provided herein, if any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements, or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.  Notwithstanding the provisions above:

(a)            To the extent required under final judgment, decree or order (including approval of a property settlement agreement) made pursuant to a state domestic relations law, any portion of a Participant’s Plan benefits may be paid or set aside for payment to a spouse, former spouse, or child of the Participant.  Any benefit so set aside for a spouse, former spouse, or child shall be paid out as and when benefits are paid to the Participant, unless the Administrator agrees to a different time and/or form of payment to such recipient(s).  Any payment made to a person other than the Participant pursuant to this Section shall be reduced by tax withholding, if required by law; the fact that payment is made to a person other than the Participant may not prevent such payment from being includible in the gross income of the Participant for withholding and income tax reporting purposes.

(b)            The liability to pay benefits from this Plan to a Participant shall be reduced to the extent that amounts have been paid or set aside for payment to a spouse, former spouse, or child pursuant to subparagraph (a) of this Section.  No such transfer shall be effectuated unless the Administrator has been provided with satisfactory evidence that the necessary parties are released from any further claim with respect to such amounts, in any case in which (i) the Employer, a Participating Employer or the Administrator has been served with legal process or otherwise joined in a proceeding relating to such transfer, (ii) the Participant has been notified of the pendency of such proceeding in the manner prescribed by law of the jurisdiction in which the proceeding is pending for service of process in such action or by mail from the Employer, a Participating Employer or the Administrator to the Participant’s last known mailing address, and (iii) the Participant fails to obtain an order of the court in the proceeding relieving the Employer, a Participating Employer or the Administrator from the obligation to comply with the judgment, decree, or order.

(c)            None of the Employer, a Participating Employer or the Administrator shall be obligated to defend against or set aside any judgment, decree, or order described in subparagraph (a), or any legal order relating to the garnishment of a Participant’s benefits, unless the full expense of such legal action is borne by the Participant.  In the event that the Participant’s action (or inaction) nonetheless causes the Employer, a Participating Employer or the Administrator to incur such expense, the amount of the expense may be charged against the Participant’s Plan benefits and thereby reduce the Plan’s obligation to pay benefits to the Participant.  In the course of any proceeding relating to divorce, separation, or child support, the Administrator shall be authorized to disclose information relating to the Participant’s benefits to the Participant’s spouse, former spouse, or child (including the legal representatives of the spouse, former spouse, or child), or to a court.

Section 10.3          No Employment Rights.  Participation in this Plan shall not be construed to confer upon any Participant, beneficiary, or any other person the legal right to be retained in the employ of the Employer (or a Participating Employer), or give a Participant, beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder.  Each Participant, beneficiary, and other persons shall remain subject to discharge to the same extent as if this Plan had never been adopted.

Section 10.4          Incompetence.  If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another who has been designated to provide for that person without responsibility of the Administrator or the Employer to see to the application of such payments after they have been distributed.  Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer and the Administrator.

Section 10.5          Identity.  If, at any time, any doubt exists as to the identity of any person entitled to any distribution hereunder or the amount or timing of such distribution, the Administrator shall be entitled to hold such sum until such identity, amount, or timing is determined or until an order of a court of competent jurisdiction is obtained.  The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law.  Any expenses incurred by the Employer and/or the Administrator incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

Section 10.6          Other Benefits.  The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits or compensation paid or payable to the Participant (or applicable beneficiary) under any other pension, disability, annuity, retirement plan, payroll practice or policy whatsoever; provided, that the formulas used to calculate contribution units and distributions from this Plan may consider other benefits provided to a Participant by the Employer or a Participating Employer and the resulting contribution units and/or distributions from this Plan may be increased, decreased or otherwise adjusted accordingly.

Section 10.7          Expenses.  Subject to the provisions contained herein, all expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer; provided that, litigation or other adversarial expenses may be paid by another party based on agreement or applicable law.  Neither the Employer nor the Plan shall have any responsibility to pay any expenses on behalf of a Participant (or applicable beneficiary).

Section 10.8          Amendment and Termination.  The Employer shall have the sole authority to amend or terminate this Plan at any time.  An amendment of this Plan shall be in writing and signed by the Employer.

Section 10.9         Employer Determinations.  Any determinations, actions, or decisions of the Employer (including but not limited to, Plan amendments and Plan termination) shall be made by the Board in accordance with its established procedures or by such other individuals, groups, or organizations that have been properly delegated by the Board or in this Plan to make such determination or decision.

Section 10.10      Construction.  Unless otherwise provided herein, all questions of interpretation, construction, or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding, and conclusive upon all persons.  Including with respect to claims made pursuant to Article IX herein, the decision of the Administrator shall be final and binding, and, to the extent such decision is reviewed by a court of law or otherwise, the decision of the Administrator shall be given the highest level of deference permitted by law.  This Plan, including its contribution units and distributions, shall be interpreted and adjusted, unless otherwise determined by the Employer, to the extent reasonably possible, to be compliant with Code Section 409A and other applicable law.

Section 10.11       Governing Law.  This Plan shall be governed by, construed, and administered in accordance with the laws of the State of Michigan unless otherwise preempted by federal or other law.

Section 10.12       Severability.  If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein.  If any factor would cause the Plan to become subject to other parts of ERISA inconsistent with the provisions noted herein, and/or to fail to comply with the requirements of Sections 201(2), 301(a)(3) and, 401(a)(1) of ERISA, then the Plan shall be severed with respect to such Employee or Employees who shall be considered to be participating in a separate arrangement.

Section 10.13      Headings.  The article and section headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

Section 10.14       Terms.  Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

Section 10.15       Notices.  Subject to Section 9.1 herein, any notices or other communications required or permitted hereunder shall be effective if in writing and sent, if to the Employer, according to the address instructions provided in Section 9.1 herein, unless otherwise designated by the Employer, and if to the Participant or applicable beneficiary, to the most recent address appearing in the Employer’s file for the Participant, or beneficiary, unless otherwise designated by the Participant or beneficiary.  All such notices shall be sent by certified or registered mail, by nationally recognized overnight courier service, by hand-delivery or by electronic mail. Any such notice shall be deemed effective from the date of mailing (including electronic mail), unless it is hand-delivered under which it will be deemed to be effective on the date of delivery.

IN WITNESS WHEREOF, La-Z-Boy Incorporated has caused this instrument to be executed by its duly authorized officer as of the __th day of April, 2013.

La-Z-Boy Incorporated

By:

Print name:

Title:

Schedule A
To The
La-Z-Boy Incorporated Performance Compensation Retirement Plan

Schedule of Participant Information

Name Of Participant	Employer	Participation Date

Executive Officers:

Executive Management Employees:

Schedule B
To The
La-Z-Boy Incorporated Performance Compensation Retirement Plan

No later than the 75th day after the beginning of each of the Employer’s fiscal years (and in no event after the outcome is substantially certain), the Employer shall establish company performance criteria (including all of the elements required by the formula below) and a minimum performance level (“Threshold”) for those criteria for that fiscal year.  The Employer may also, in its sole discretion, determine no later than the 75th day of a fiscal year that it will not make contributions for such fiscal year.

Annual contribution units for each Participant for each designated performance period shall be determined as follows:

If Performance meets or exceeds Threshold, then the contribution units credited to a Participant’s Account shall be equal to:

(the Participant’s Base Salary + Bonus earned for that performance period) times X,

where X is the percentage contribution established by Employer in advance of the fiscal year.

For purposes of annual contribution credits, the following shall apply:

•            If Performance does not meet or exceed the required Threshold, no contribution units will be credited to any Participant Accounts for that fiscal year.  For purposes of this Plan, Performance levels and Thresholds, and the attainment of any required Performance criteria shall be determined in the sole discretion of the Administrator.

•            Any applicable contribution units will be credited promptly following release of the Employer’s Form 10-K for the fiscal year in question.

•            Unless otherwise determined in writing by the Employer, the designated performance period shall be the Employer’s fiscal year, which ends on the last Saturday in April.

•            Only the amount of Base Salary and Bonus earned by a Participant during the applicable performance period, and subsequent to the applicable participation date for that Participant, shall be used for purposes of the annual contribution credits described above.

Schedule C
To The
La-Z-Boy Performance Compensation Retirement Plan

Form of Contribution Unit Notice

To:

From:    La-Z-Boy Incorporated Compensation Committee
Re:          The La-Z-Boy Incorporated Performance Compensation Retirement Plan

Date:

La-Z-Boy Incorporated adopted and maintains The La-Z-Boy Incorporated Performance Compensation Retirement Plan (the “Plan”) for the purpose of providing you with an additional performance incentive benefit above and beyond your current compensation and retirement benefits.  This Plan is intended to provide an incentive for you to perform your employment duties in a fashion that will increase the value of La-Z-Boy Incorporated and its related entities.  The purpose of this Contribution Unit Notice is to provide notice to you of the contribution units that were credited to your Account with the Plan (as well as other relevant information) for the performance period described below.

1.               Contribution Units.  For the performance period beginning ________, 20__, and ending _________, 20__, ___ contribution units were credited to your bookkeeping Account calculated as follows:

[provide calculation for units for the Participant here]

2.               Explanation of Units.  The contribution units are simply bookkeeping credits that have been recorded in an Account set up for you.  There are no actual dollars set aside for you and the contribution units are not shares of equity stock of La-Z-Boy Incorporated or any other entity; rather, they are a means of keeping track of units that will be used to arrive at a particular amount to be paid to you if (and only if) you have a vested benefit when your employment is terminated.

3.              Vesting and Distribution.  The bookkeeping credits related to your Account are of no value to you unless and until they become vested.  They will only become vested according to the vesting schedule set forth in the Plan.  Any distribution from this Plan (other than distributions to beneficiaries) will be made in equal monthly installments over a 5, 10, or 20-year period after your Separation from Service according to your election (if timely and valid); if you do not make a timely and valid election, your distribution will be made over 20 years.  There are certain circumstances when you may elect to delay your distribution – you should ask the Administrator if you want to know more about this.

4.               General Provisions.

(a)            Beneficiaries.  It is your responsibility to complete the appropriate election form to select a beneficiary(ies) in case it becomes necessary to make a payment based on your death.  You must designate percentages for each beneficiary, if you have designated more than one beneficiary.

(b)            No Assignment.  You are not permitted to sell, transfer, pledge, assign, or otherwise encumber any benefit to which you may be entitled under this Plan, except to such extent as may be required by law or as may be required by the Plan (and the Plan does provide for qualified domestic relations orders).  If any other such attempt is made, then the Administrator, may, in its discretion, terminate your benefit.

(c)            No Employment Rights.  Your participation in this Plan does not change your employment status, it does not give you any right to continue to be employed by La-Z-Boy Incorporated or a Participating Employer, or give you any right to any payment except to the extent provided in the Plan.

(d)            Plan Administrator; Questions; Determinations.  If you have any questions regarding the Plan or this Contribution Unit Notice, you may ask Plan Administrator.  The Administrator of the Plan is the Compensation Committee of La-Z-Boy Incorporated, and any questions or claims should be sent to that Compensation Committee at the headquarters of La-Z-Boy Incorporated at 1284 North Telegraph Road, Monroe, Michigan 48162, addressed to the Administrator of the La-Z-Boy Incorporated Performance Compensation Retirement Plan.  If La-Z-Boy Incorporated changes locations or addresses, it is your responsibility to use that new address for purposes of this Plan.  Any claims must be written and personally delivered or mailed, certified mail, return receipt requested to this address.  The Administrator is expressly empowered to interpret the Plan, and determine all questions arising in the administration, interpretation, and application of the Plan.  The Administrator’s decision will be final and binding and its decisions will be given the most deference allowed by law, including the Firestone decision to the extent applicable.  There is a procedure whereby you can make a claim for benefits under the Plan, and details regarding that procedure are in the Plan.  The claims administration process needs to be exhausted prior to any legal action.  You are entitled to request additional copies of this Contribution Unit Notice (e.g., if you cannot locate it) up to 3 times per year, but any other information will only be disclosed in the Plan Administrator’s discretion and as permitted or required by law.

(e)            Other Benefits.  The benefits provided by this Plan are in addition to any benefits and compensation provided to you by La-Z-Boy Incorporated or a Participating Employer or any of its other employee benefit plans or policies; however, the formulas used to calculate contribution units and distributions from this Plan may consider other benefits provided to you by La-Z-Boy Incorporated or a Participating Employer and the resulting contribution units and/or distributions from this Plan may be increased, decreased or otherwise adjusted accordingly.

(f)            Amendment and Termination.  La-Z-Boy Incorporated may amend or terminate the Plan at any time, in its sole discretion, whenever it chooses to do so.

(g)            Contact Information.  You are required to keep your current contact information, including home address, email address, and telephone number on file with the Administrator at all times.

(h)            Conflicts.  Certain terms are used in this Contribution Unit Notice and they will be interpreted as defined (or as intended to be used) in the Plan.  This Contribution Unit Notice does not contain the entire Plan, and the Plan, as amended, will govern in all respects, including in the event that the terms of the Plan conflict with the terms of this Notice.

(i)            Tax Consequences.  You maintain the responsibility for compliance with all tax laws (e.g., local, state, U.S. federal as well as foreign income and other taxes, etc.) with respect to your participation in the Plan and any payments from the Plan.  However, the Administrator may withhold from any distributions for tax purposes.  You may wish to check with your tax advisor regarding your participation in the Plan.

Schedule D
To The
La-Z-Boy Performance Compensation Retirement Plan

Participant Election Form

I, ___________________________, the undersigned Participant in the La-Z-Boy Incorporated Performance Compensation Retirement Plan, make the following elections for any distributions (as specified below) to which I may be entitled from the La-Z-Boy Incorporated Performance Compensation Retirement Plan.  I understand that this form will not be valid unless it is completed, signed, dated and returned to the Plan Administrator by _________________________.

Distribution Timing Election

I elect to receive my distributions from the La-Z-Boy Incorporated Performance Compensation Retirement Plan (at or near time of my Separation from Service as provided in the Plan) in equal monthly distributions for a distribution period of (initial one): [specify applicable election periods and performance periods for groups of Participants]]

_____ 5 years

_____ 10 years

_____ 20 years

I understand that if I do not make a timely election, any distribution to which I am entitled will be made to me in equal monthly installments for a period of 20 years according to the applicable rules in the Plan.  There may be some circumstances under which this election may be changed resulting in later distributions, and I will ask the Administrator if I would like more information with respect to that type of change.

Beneficiary Designation

Beneficiary Designations (Names and Percentages):

If I make no election above by the date upon which my election form is due to the Administrator, I understand that my beneficiary will be my spouse, and if none, my estate.

All distributions will be governed by the terms of the Plan, and if made to a beneficiary, will be made in a lump sum payment according to the timing procedures set forth in the Plan.

All Participants should keep a copy of the Participant Election Form after it is completed.

Participant Signature:	Date:

Date Received by Administrator: